Exhibit 5

July 30, 2010

Nitro Petroleum Incorporated
624 W. Independence, Suite 101
Shawnee, Oklahoma  74804

Re: Nitro Petroleum Incorporated 2010 Stock Incentive Plan (the “Plan”)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Nitro Petroleum Incorporated (the “Company”) with the Securities and Exchange Commission in connection with the proposed issuance of up to 17,500,000 shares of its common stock, par value $0.001 per share (the “Common Stock”), pursuant to the terms of the Plan.

We have also examined the Company's Certificate of Incorporation, Bylaws, the Plan, resolutions of the Board of Directors of the Company and such other Company records, instruments, certificates and documents as we considered necessary or appropriate to enable us to express this opinion.

Based upon the foregoing, we are of the opinion that the Common Stock has been duly authorized for issuance and, when issued and delivered in accordance with the Plan, will constitute validly issued, fully paid and nonassessable shares of the Company.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

                                                                                                /s/McAfee & Taft A Professional Corporation